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EXHIBIT 23.2

[LETTERHEAD OF KPMG LLP]

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
of Wells Fargo & Company

We consent to the incorporation by reference in this Form S-8 Registration Statement of Wells Fargo & Company (the "Company") relating to the Wells Fargo & Company PartnerShares Stock Option Plan, of our report dated January 15, 2002, with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the Company's December 31, 2001 Annual Report on Form 10-K.

/s/ KPMG LLP

San Francisco, California
March 12, 2003

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  EXHIBIT 23.2